Filed Pursuant to Rule 424(b)(3)

Registration No. 333-280947

PROSPECTUS

11,661,364 American Depositary Shares representing 116,613,640 Ordinary Shares

Purple Biotech Ltd.

This prospectus relates to the resale by the selling shareholders named in this prospectus from time to time of up to an aggregate of 11,661,364 American Depositary Shares (the “Offered ADSs”), with each American Depositary Share (“ADS”) representing 10 of our ordinary shares, no par value per share (“Ordinary Shares”), or 116,613,640 Ordinary Shares in the aggregate, issued or issuable upon the exercise of warrants, comprised of (i) (a) 4,979,383 ADSs, representing 49,793,830 Ordinary Shares, issued or issuable upon exercise of the Series A-1 Warrants (the “Series A-1 Warrants”), and (b) 6,287,635 ADSs, representing 62,876,350 Ordinary Shares, issued or issuable upon exercise of the Series A-2 Warrants (the “Series A-2 Warrants” and together with the Series A-1 Warrants, the “Investor Warrants”) that were issued pursuant to warrant reprice and reload agreements, dated as of July 1, 2024, between us and the investors in the July 2024 Transaction (as defined herein); and (ii) 394,346 ADSs, representing 3,943,460 Ordinary Shares, issued or issuable upon exercise of placement agent warrants that were issued pursuant to an engagement letter (the “Engagement Letter”), dated as of May 22, 2024, between us and H.C. Wainwright & Co., LLC (the “Placement Agent Warrants” and together with the Investor Warrants, the “Warrants”). The Warrants were issued to the selling shareholders in a private placement in connection with a warrant exercise transaction consummated on July 2, 2024 (the “July 2024 Transaction”).

We will not receive any of the proceeds from the sale of the Offered ADSs by the selling shareholders. However, we will receive the exercise price upon any exercise of the Warrants, to the extent exercised on a cash basis. Any ADSs subject to resale hereunder will have been issued by us and acquired by the selling shareholders prior to any resale of such shares pursuant to this prospectus.

The selling shareholders named in this prospectus and any of their pledgees, assignees and successors-in-interest, may offer or resell the Offered ADSs from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders will bear all commissions and discounts, if any, attributable to the sale of the Offered ADSs. We will bear all costs, expenses and fees in connection with the registration of the Ordinary Shares. For additional information on the methods of sale that may be used by the selling shareholders, see “Plan of Distribution” beginning on page 13 of this prospectus.

The ADSs are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “PPBT.” On July 29, 2024, the last reported sale price of the ADSs on Nasdaq was $0.3922 per ADS. Our Ordinary Shares are also listed on the Tel Aviv Stock Exchange (“TASE”) under the symbol “PPBT.” On July 29, 2024, the last reported sale price of our Ordinary Shares on the TASE was NIS 0.154, or $0.041 per Ordinary Share (based on the exchange rate reported by the Bank of Israel on such date, which was NIS 3.73 = $1.00).

For any taxable year that we determine that we are a Passive Foreign Investment Company (“PFIC”), we may in our sole discretion (i) provide notice of our status as a PFIC as soon as practicable following such taxable year; and (ii) comply with all reporting requirements necessary for U.S. Holders (as defined below) to make Qualified Electing Fund elections, including providing to shareholders upon request the information necessary for such an election.

Investing in our securities involves a high degree of risk. These risks are discussed in this prospectus under “Risk Factors” beginning on page 4 and the “Risk Factors” in “Item 3. Key Information — D. Risk Factors” of our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus, as well as in any other recently filed reports and, if any, in any applicable prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 30, 2024.

i

ABOUT THIS PROSPECTUS

The selling shareholders named in this prospectus may resell, from time to time, in one or more offerings, the Offered ADSs. Information about the selling shareholders may change over time. When the selling shareholders sell Offered ADSs representing Ordinary Shares under this prospectus, we will, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read this prospectus and the accompanying prospectus supplement, if any, along with all of the information incorporated by reference herein, before making an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not, and the selling shareholders have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell, nor are the selling shareholders seeking an offer to buy, the Offered ADSs in any jurisdiction where the offer or sale is not permitted. No offers or sales of any of the Offered ADSs are to be made in any jurisdiction in which such an offer or sale is not permitted. You should assume that the information contained in this prospectus or in any applicable prospectus supplement is accurate only as of the date on the front cover thereof or the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement or any sales of the Offered ADSs offered hereby or thereby.

You should read the entire prospectus and any prospectus supplement and any related issuer free writing prospectus, as well as the documents incorporated by reference into this prospectus or any prospectus supplement or any related issuer free writing prospectus, before making an investment decision. Neither the delivery of this prospectus or any prospectus supplement or any issuer free writing prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement or issuer free writing prospectus is correct as of any date subsequent to the date hereof or of such prospectus supplement or issuer free writing prospectus, as applicable. You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context otherwise requires, all references to “Purple Biotech,” “we,” “us,” “our,” the “Company” and similar designations refer to Purple Biotech Ltd. together with (i) its majority owned subsidiary, TyrNovo Ltd., (ii) its wholly owned subsidiary, FameWave Ltd., (iii) its wholly owned subsidiary, Immunorizon Ltd. (“Immunorizon”), and (iv) its wholly owned subsidiary Purple Biotech GmbH, in each case except where otherwise stated or where it is clear that the terms mean only Purple Biotech Ltd. exclusive of any subsidiaries.

The term “NIS” refers to New Israeli Shekels, the lawful currency of the State of Israel, and the terms “dollar,” “US$” or “$” refer to U.S. dollars, the lawful currency of the United States (“U.S.”). Our functional and presentation currency is the U.S. dollar. Foreign currency transactions in currencies other than the U.S. dollar are translated in this prospectus into U.S. dollars using exchange rates in effect at the date of the transactions.

For purposes of this description, the term “U.S. Holder” means a beneficial owner of the ADSs that, for U.S. federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (y) that has elected to be treated as a domestic trust for U.S. federal income tax purposes.

ii

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein may include forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms, including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. In addition, certain sections of this prospectus and the information incorporated by reference herein contain information obtained from independent industry and other sources that we have not independently verified. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

Our ability to predict our operating results or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” on page 4 of this prospectus, under the similar headings of our most recent Annual Report on Form 20-F incorporated by reference herein, and certain other matters discussed in this prospectus, and the information incorporated by reference herein, and other publicly available sources. Such factors and many other factors beyond our control could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

●	the initiation, timing, progress and results of our research, manufacturing, preclinical studies, clinical trials, and other therapeutic candidate development efforts, including the safety and efficacy of our therapeutic candidates, as well as the extent and number of additional studies that we may be required to conduct;

●	our ability to advance our therapeutic candidates into the next stages of clinical trials, or to successfully complete our planned and ongoing preclinical studies or clinical trials;

●	our receipt of regulatory clarity and approvals for our therapeutic candidates and the timing of other regulatory filings and approvals;

●	our ability to acquire or in-license additional therapeutic candidates, integrate acquired therapeutic candidates successfully into our business and to realize the anticipated benefits of acquisitions, such as our Immunorizon acquisition;

●	a delay or rejection of an Investigational New Drug Application (“IND”), New Drug Application or Biologics License Application for one or more of our therapeutic candidates;

●	our ability to regain and maintain compliance with the Nasdaq listing standards;

●	the regulatory environment and changes in the health policies and regimes in the countries in which we operate including the impact of any change in regulation and legislation that could affect the pharmaceutical industry, and the difficulty of predicting actions of the U.S. Food and Drug Administration (“FDA”) or any other applicable regulator of pharmaceutical products;

●	the research, manufacturing, preclinical and clinical development, commercialization, and market acceptance of our therapeutic candidates;

●	our ability to successfully acquire, develop or commercialize our pharmaceutical products;

●	our ability to establish collaborations for our therapeutic candidates;

●	the interpretation of the properties and characteristics of our therapeutic candidates and of the results obtained with our therapeutic candidates in preclinical studies or clinical trials;

●	the implementation of our business model, strategic plans for our business and therapeutic candidates;

●	the scope of protection we are able to establish and maintain for intellectual property rights covering our therapeutic candidates and our ability to operate our business without infringing the intellectual property rights of others;

●	estimates of our expenses, revenues, capital requirements and our needs for additional financing;

●	the impact of competitive companies, technologies on our industry; and

●	the impact of the economic, public health, political and security situation in Israel, the United States and other countries in which we may operate or obtain approvals for our products or our business.

We have included important factors in the cautionary statements included in this prospectus and the documents we incorporate by reference herein, particularly in the “Risk Factors” sections of these documents, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. No forward-looking statement is a guarantee of future performance.

You should read this prospectus and the documents that we incorporate by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements in this prospectus and the documents we incorporate by reference herein represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

iii

PROSPECTUS SUMMARY

This summary highlights selected information about us and information contained in greater detail elsewhere in this prospectus, and in the documents incorporated by reference herein. This summary is not complete and does not contain all of the information that you should consider before investing in the Offered ADSs. You should carefully read and consider this entire prospectus and information incorporated by reference into this prospectus, including the financial statements and related notes and “Risk Factors” starting on page 4 of this prospectus, before making an investment decision. If you invest in our securities, you are assuming a high degree of risk.

The Company

We are a clinical-stage company developing first-in-class therapies that seek to overcome tumor immune evasion and drug resistance.

We are focused on oncology and our pipeline includes: (i) CM24, a humanized monoclonal antibody that blocks the interactions of Carcinoembryonic Antigen Related Cell Adhesion Molecule 1 (CEACAM1), an immune checkpoint protein that supports tumor immune evasion and survival through multiple pathways, (ii) NT219, a small molecule that simultaneously targets and inhibits Insulin Receptor Substrate 1 and 2 (IRS1/2) and Signal Transducer and Activator of Transcription (STAT3), two signal transduction pathways in oncology and the development of cancer drug resistance, as further described below and (iii) a platform technology of conditionally-activated tri-specific antibodies engaging both T cells and NK cells to induce a strong, localized immune response within the tumor microenvironment (TME). A cleavable capping technology confines the compound’s therapeutic activity to the local TME, which increases the anticipated therapeutic window in patients. The third arm of the antibody specifically targets the tumor-associated antigen (TAA). This technology presents a novel mechanism of action by unleashing both innate and adaptive immune systems at the TME to induce an optimal anti-tumor immune response. IM1240 is the platform’s lead tribody in development that targets the 5T4 expressed in a variety of solid tumors and is correlated with advanced disease, increased invasiveness and poor clinical outcomes. In developing these therapeutic candidates, we address not only the tumor itself but also the TME, which we believe may improve patient outcome.

●	We are conducting a randomized, controlled, open label, multicenter Phase 2 study to investigate CM24 in combination with the anti-PD-1 checkpoint inhibitor nivolumab for the treatment of pancreatic ductal adenocarcinoma (PDAC) when administered in combination with standard of care chemotherapy as a second line treatment, as compared to standard of care chemotherapy. We have entered into a clinical collaboration agreement with Bristol Myers Squibb to evaluate the combination of CM24 with Bristol Myers Squibb’s PD-1 inhibitor nivolumab and nab-paclitaxel, in patients with pancreatic cancer, in this study. We completed patient enrollment in the study in December 2023. In June 2024, we announced positive interim data from our CM24 study in the Nal-IRI/5FU/LV study, demonstrating improved overall survival and other efficacy endpoints, and in July 2024, we announced additional positive interim results from the study regarding a potential predictive biomarker for overall survival benefit. We expect to release topline results on the overall study by the end of 2024.

●	We concluded a phase 1 dose escalation study of NT219 as a single agent in patients with solid tumors and a dose escalation phase of NT219 in combination with cetuximab, for the treatment of patients with recurrent and/or metastatic squamous cell carcinoma of the head and neck cancer and colorectal adenocarcinoma. In February 2024, we determined the RP2D for NT219. We are currently planning the phase 2 study of NT219 at its RP2D level in combination with cetuximab for the treatment of patients with recurrent and/or metastatic squamous cell carcinoma of the head and neck, which we expect to initiate in the second half of 2024.

●	We are conducting preclinical studies with our tribody platform and expect our lead asset, IM1240, to be ready for a phase 1 study by early 2026. In March 2024, we reported preclinical proof of concept for our tribody platform technology. In May 2024, we reported that following a pre-IND meeting with the FDA, we have a clear path forward for our development plan for IM1240 through phase 1.

In addition, we are seeking partnerships for our current assets in development to leverage our partners’ capabilities and expand the development activities for our current therapeutic candidates. We are also seeking the acquisition of additional oncology therapeutic candidates at various stages of development to expand and diversify our portfolio and to leverage our development capabilities. We currently have no binding material agreements or commitments to complete any transaction for the possible partnership for our current therapeutic candidates or for the acquisition of new therapeutic candidates or approved drug products.

July 2024 Warrant Exercise Transaction

On July 1, 2024, we entered into warrant reprice and reload letters (the “Inducement Letters”) with certain investors (the “Holders”) that held certain outstanding warrants to purchase up to an aggregate of 5,633,509 ADSs, each representing 10 Ordinary Shares, having original exercise prices ranging from $1.25 to $20.00 per ADS, originally issued in October 2023, June 2020, January 2019 and June 2018 (collectively, the “Existing Warrants”). Pursuant to the Inducement Letters, the Holders agreed to exercise the Existing Warrants in full for cash at a reduced exercise price of $0.36 per ADS, resulting in gross proceeds to the Company of approximately $2.0 million (before deducting placement agent fees and other offering expenses payable by the Company).

In consideration for the exercise of the Existing Warrants for cash, we issued to the Holders, in a private placement, new unregistered Series A-1 Warrants to purchase up to an aggregate of 4,979,383 ADSs and new unregistered Series A-2 Warrants to purchase up to an aggregate of 6,287,635 ADSs (collectively, the “New Warrants”). The New Warrants are immediately exercisable at an exercise price of $0.40 per ADS. The Series A-1 Warrants have a term of five years from the issuance date and the Series A-2 Warrants have a term of twenty-four months from the issuance date.

The New Warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder and, along with the ADSs representing Ordinary Shares underlying the New Warrants, were not registered under the Securities Act or applicable state securities laws.

In addition, as part of the compensation to H.C. Wainwright & Co., LLC (“Wainwright”) in connection with its role as the exclusive placement agent for the July 2024 Transaction, pursuant to the Engagement Letter, we issued to designees of Wainwright unregistered Placement Agent Warrants to purchase up to an aggregate of 394,346 ADSs, on the same terms as the New Warrants issued to the Holders, except that the Placement Agent Warrants have an exercise price of $0.45 per ADS and expire on July 2, 2029.

The exercise of the Existing Warrants and the issuance of the Warrants were completed on July 2, 2024.

Pursuant to the Inducement Letters, we agreed to file a registration statement covering the resale of the ADSs underlying the Warrants within 30 calendar days of the date of the Inducement Letters, and to use commercially reasonable efforts to cause the registration statement to be declared effective by the SEC within 60 calendar days following the date of the Inducement Letters (or within 90 calendar days following the date of the Inducement Letters in case of “full review” of the registration statement by the SEC), and to keep the registration statement effective at all times until the Holders no longer own any New Warrants or ADSs issuable upon exercise of the New Warrants. Accordingly, the registration statement of which this prospectus forms a part relates to the offer and resale of the ADSs issuable to the selling shareholders upon the exercise of the Warrants. As of the date of this prospectus, none of the Warrants have been exercised.

Nasdaq Minimum Bid Price Requirement

On January 25, 2024, we received a letter from the Listings Qualifications Department of The Nasdaq Stock Market LLC indicating that, based on the closing bid price of the ADSs for the 30 consecutive business days, from December 11, 2023, to January 24, 2024, we did not meet the minimum bid price of $1.00 per share required for continued listing on Nasdaq pursuant to Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we had an initial period of 180 calendar days from the date of the notification letter from The Nasdaq Stock Market LLC, or until July 23, 2024, to regain compliance with the minimum bid price requirement. We submitted a written request to The Nasdaq Stock Market LLC to afford us an additional 180 calendar day period to regain compliance and notifying that we intend to cure the deficiency during the second compliance period, by effecting a change in the ratio between the ADSs and our Ordinary Shares, if necessary. If we are afforded an additional 180 calendar days compliance period and at any time prior to the termination of the second compliance period, the closing bid price of the ADSs is at least $1.00 for a minimum of ten consecutive business days, The Nasdaq Stock Market LLC would provide a written confirmation of compliance and the matter will be closed. However, if it appears to The Nasdaq Stock Market LLC staff that we will not be able to cure the deficiency during the second compliance period, or if we are not otherwise eligible, The Nasdaq Stock Market LLC will provide written notice that the ADSs are subject to delisting from Nasdaq. In that event, we may appeal the determination to a Nasdaq Stock Market LLC hearings panel. If we fail to regain compliance within the applicable cure period, or fail to satisfy other listing requirements, the ADSs may be subject to delisting. We intend to monitor the closing bid price of the ADSs and may, if appropriate, consider implementing available options to cure the deficiency and regain compliance with the Nasdaq minimum bid price requirement within the second compliance period, if granted.

Corporate Information

We were incorporated under the laws of the State of Israel (under a previous name) on August 12, 1968. Our Ordinary Shares were originally listed for trading on the TASE in 1978 and the ADSs have been traded on Nasdaq since November 2015. Our Ordinary Shares are currently traded on the TASE under the symbol “PPBT”, and the ADSs are currently traded on Nasdaq under the symbol “PPBT”. The Company is headquartered at 4 Oppenheimer Street, Science Park, Rehovot 7670104, Israel and our telephone number is +972-3-933-3121. Our website address is www.purple-biotech.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely for informational purposes. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC at www.sec.gov.

THE OFFERING

Securities offered by the selling shareholders	Up to 11,661,364 ADSs representing 116,613,640 Ordinary Shares.

The ADSs

Each ADS represents 10 of our Ordinary Shares. The ADSs will be delivered by The Bank of New York Mellon, as depositary (the “Depositary”).

The Depositary, as depositary, or its nominee, will be the holder of the Ordinary Shares underlying the ADSs and you will have rights as provided in the Deposit Agreement, dated as November 20, 2015, among us, the Depositary and all owners and holders from time to time of ADSs issued thereunder (the “Deposit Agreement”), a form of which has been filed as Exhibit 1 to the Registration Statement on Form F-6 filed by the Depositary with the SEC on November 6, 2015.

Subject to the terms of the Deposit Agreement and in compliance with the relevant requirements set out in the prospectus, you may turn in the ADSs to the Depositary for cancellation and withdrawal of the Ordinary Shares underlying the ADSs. The Depositary will charge you fees for such cancellations pursuant to the Deposit Agreement.

You should carefully read the Deposit Agreement to better understand the terms of the ADSs.

Selling shareholders	All of the Offered ADSs are being offered by the selling shareholders named herein. See “Selling Shareholders” on page 8 of this prospectus for more information on the selling shareholders.

Use of proceeds	We will not receive any proceeds from the sale by the selling shareholders of the Offered ADSs issued or issuable upon exercise of the Warrants. However, we may receive the proceeds from any exercise of the Warrants if the holders exercise the Warrants for cash. We intend to use the proceeds from the exercise of the Warrants for cash, if any, to fund the development of our oncology therapeutic candidates, for the acquisition of new assets and for general working capital and corporate purposes. We currently have no binding agreements or commitments to complete any transaction for the possible acquisition of new therapeutic candidates, though we are currently, and likely to continue, exploring possible acquisition candidates. See the section of this prospectus titled “Use of Proceeds.”

Plan of Distribution	The selling shareholders, and any of their pledgees, and successors-in-interest, may offer or sell the Offered ADSs from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling shareholders may also resell the Offered ADSs to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. See “Plan of Distribution” beginning on page 13 of this prospectus for additional information on the methods of sale that may be used by the selling shareholders.

Risk factors	See “Risk Factors” beginning on page 4 and the other information included elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

Listing	The ADSs are listed on Nasdaq under the symbol “PPBT” and our Ordinary Shares are listed on the TASE under the symbol “PPBT.”

RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information contained in this prospectus and in the documents incorporated by reference herein, you should carefully consider the risks discussed below and under the heading “Risk Factors” in the Company’s Annual Report on Form 20-F for the year ended December 31, 2023, before making a decision about investing in our securities. The risks and uncertainties discussed below and in the Annual Report on Form 20-F are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of the ADSs could decline, and you could lose part or all of your investment.

Please also read carefully the section above entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to the ADSs

U.S. holders of ADSs may suffer adverse tax consequences if we were characterized as a passive foreign investment company.

Based on the current composition of our gross income and assets and on reasonable assumptions and projections, we believe we will likely be treated as a PFIC for U.S. federal income tax purposes for 2024. If we are characterized as a PFIC, U.S. holders of the ADSs may suffer adverse tax consequences such as (i) having gains realized on the sale of the ADSs treated as ordinary income rather than capital gain, (ii) not qualifying for the preferential rate otherwise applicable to dividends received in respect of the ADSs by individuals who are U.S. holders, and (iii) having interest charges apply to certain distributions by us and upon certain sales of the ADSs.

The sale of a substantial amount of the ADSs, including resale of the Offered ADSs issuable upon the exercise of the Warrants by the selling shareholders, in the public market, or the perception that future sales may occur, could adversely affect the prevailing market price of the ADSs.

We are registering for resale 116,613,640 Ordinary Shares represented by 11,661,364 ADSs underlying the Warrants. In addition, as of July 22, 2024, we had outstanding warrants to purchase 27,090,240 Ordinary Shares (represented by 2,709,024 ADSs), outstanding options to purchase 18,504,554 Ordinary Shares (represented by 1,850,455 ADSs) and 3,750,500 outstanding restricted share units (“RSUs”), each with respect to one ADS. Sales of substantial amounts of ADSs in the public market, or the perception that such sales might occur in the future, including sales of the Offered ADSs, ADSs issuable upon vesting of RSUs and the exercise of options, warrants or other equity-based securities, may cause the market price of the ADSs to decline. We cannot predict if and when the selling shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional ADSs or other equity or debt securities convertible into ADSs. Any such issuance could result in substantial dilution to our existing shareholders and could cause the price of the ADSs to decline.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling shareholders of the Offered ADSs issued or issuable upon exercise of the Warrants. All net proceeds from the sale of the Offered ADSs covered by this prospectus will go to the selling shareholders.

We may receive proceeds from the exercise of the Warrants to the extent that these Warrants are exercised for cash. If all of the Warrants are exercised for cash in full, the proceeds would be approximately $4.7 million.

We intend to use the proceeds from the exercise of the Warrants for cash, if any, to fund the development of our oncology therapeutic candidates, for the acquisition of new assets and for general working capital and corporate purposes. We currently have no binding agreements or commitments to complete any transaction for the possible acquisition of new therapeutic candidates, though we are currently, and likely to continue, exploring possible acquisition candidates.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our total capitalization as of March 31, 2024:

●	on an actual basis; and

●

on a pro forma basis, after giving effect to (i) the issuance of 5,633,509 ADSs upon exercise of the Existing Warrants, at a reduced exercise price of $0.36 per ADS, in the July 2024 Transaction, resulting in gross proceeds of approximately $2.0 million (before deducting placement agent fees and other offering expenses payable by us); (ii) the issuance of the New Warrants and the Placement Agent Warrants in the July 2024 Transaction; and (iii) the sale of 1,172,928 ADSs at an average offering price of $0.537 per ADS between April 1, 2024 and July 21, 2024, pursuant to the Open Market Sale AgreementSM we entered into with Jefferies LLC.

The information set forth in the following table should be read in conjunction with and is qualified in its entirety by reference to the audited and unaudited financial statements and notes thereto incorporated by reference in this prospectus. The pro forma amounts shown below are unaudited and are based on estimates to give pro forma effect to the July 2024 Transaction completed on July 2, 2024, as if it was completed on March 31, 2024.

	March 31, 2024
(In thousands, except share data)	Actual	Pro Forma

Cash and cash equivalents	9,985	12,526

Liabilities	8,772	9,141

Shareholders’ equity:
Ordinary shares
Share premium	133,696	142,930
Receipts on account of warrants	28,467	21,144
Capital reserves	10,072	10,173
Accumulated deficit	(141,215)	(141,055)
Total Shareholders’ equity	31,020	32,245
Non-controlling interest	71	71
Total capitalization	31,091	32,316

Unless otherwise indicated, the above discussion and the table are based on 266,090,571 Ordinary Shares outstanding as of March 31, 2024 (not including one Ordinary Share held in treasury; such number of Ordinary Shares would be represented by 26,609,057 ADSs) and excludes as of such date:

●	24,293,456 Ordinary Shares, represented by 2,429,345 ADSs, issuable at a weighted average exercise price of NIS 19.58 (approximately $5.39) per share, issuable upon exercise of options and RSUs issued under our 2016 Equity Incentive Plan;

●	760,000 Ordinary Shares, represented by 76,000 ADSs, issuable upon exercise of warrants issued to an investor in our June 2018 private placement, with an exercise price of $1.25 per ADS;

●	2,571,430 Ordinary Shares, represented by 257,143 ADSs, issuable upon exercise of warrants issued to investors in our January 2019 private placement, with an exercise price of $20.00 per ADS;

●	1,400,000 Ordinary Shares, represented by 140,000 ADSs, issuable upon exercise of placement agent warrants issued in connection with our March 2020 public offering, with an exercise price of $3.75 per ADS (the “March 2020 PA Warrants”);

●	1,400,000 Ordinary Shares, represented by 140,000 ADSs, issuable upon exercise of placement agent warrants issued in connection with the April 2020 warrant exercise transaction, with an exercise price of $4.0625 per ADS (the “April 2020 PA Warrants”);

●	7,933,330 Ordinary Shares, represented by 793,333 ADSs, issuable upon exercise of warrants issued to an investor in the private placement concurrent with our May 2020 registered direct offering (the “May 2020 Offering”) with an exercise price of $4.00 per ADS;

●	1,750,000 Ordinary Shares, represented by 175,000 ADSs, issuable upon exercise of placement agent warrants issued to designees of the placement agent as compensation in connection with the May 2020 Offering, with an exercise price of $5.00 per ADS (the “May 2020 PA Warrants”);

●

19,144,446 Ordinary Shares, represented by 1,914,444 ADSs, issuable upon exercise of warrants issued to investors in the June 2020 registered direct offering (the “June 2020 Offering”), of which warrants to purchase 1,358,890 ADSs have an exercise price of $9.00 per ADS and warrants to purchase 555,556 ADSs have an exercise price of $1.25 per ADS;

●	1,944,430 Ordinary Shares, represented by 194,443 ADSs, issuable upon exercise of placement agent warrants issued to designees of the placement agent as compensation in connection with the June 2020 Offering, with an exercise price of $11.25 per ADS (the “June 2020 PA Warrants”);

●	43,478,270 Ordinary Shares, represented by 4,347,827 ADSs, issuable upon exercise of warrants issued to an investor in connection with the October 2023 registered direct offering, with an exercise price of $1.25 per ADS; and

●	3,043,480 Ordinary Shares, represented by 304,348 ADSs, issuable upon exercise of placement agent warrants issued to designees of the placement agent as compensation in connection with the October 2023 registered direct offering, with an exercise price of $1.4375 per ADS (the “October 2023 PA Warrants”).

SELLING SHAREHOLDERS

July 2024 Warrant Exercise Transaction

On July 1, 2024, we entered into the Inducement Letters with the Holders that held the Existing Warrants to purchase up to an aggregate of 5,633,509 ADSs, each representing 10 Ordinary Shares, having original exercise prices ranging from $1.25 to $20.00 per ADS, originally issued in October 2023, June 2020, January 2019 and June 2018. Pursuant to the Inducement Letters, the Holders agreed to exercise the Existing Warrants in full for cash at a reduced exercise price of $0.36 per ADS, resulting in gross proceeds to the Company of approximately $2.0 million (before deducting placement agent fees and other offering expenses payable by the Company).

In consideration for the exercise of the Existing Warrants for cash, we issued to the Holders, in a private placement, new unregistered Series A-1 Warrants to purchase up to an aggregate of 4,979,383 ADSs and new unregistered Series A-2 Warrants to purchase up to an aggregate of 6,287,635 ADSs. The New Warrants are immediately exercisable at an exercise price of $0.40 per ADS. The Series A-1 Warrants have a term of five years from the issuance date and the Series A-2 Warrants have a term of twenty-four months from the issuance date.

The exercise of the Existing Warrants and the issuance of the New Warrants were completed on July 2, 2024.

The issuance of the New Warrants described above was exempt from the registration requirements of the Securities Act pursuant to an exemption provided by Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

Pursuant to the Inducement Letters, we agreed to file a registration statement with the SEC covering the resale of the ADSs issuable upon exercise of the New Warrants within 30 calendar days of the date of the Inducement Letters, and to use commercially reasonable efforts to cause the registration statement to be declared effective by the SEC within 60 calendar days following the date of the Inducement Letters (or within 90 calendar days following the date of the Inducement Letters in case of “full review” of such registration statement by the SEC) and to keep the registration statement effective at all times until the Holders no longer own any New Warrants or ADSs issuable upon exercise of the New Warrants.

We are registering the resale by the Holders of the ADSs issuable upon exercise of the New Warrants in order to permit the Holders to offer such ADSs for resale from time to time pursuant to this prospectus. The Holders may also sell, transfer or otherwise dispose of all or a portion of the ADSs in transactions exempt from the registration requirements of the Securities Act, or pursuant to another effective registration statement covering those.

Placement Agent Warrants

The Company engaged Wainwright to act as its exclusive placement agent in connection with the July 2024 Transaction summarized above. As part of the compensation to Wainwright in connection with the July 2024 Transaction, pursuant to the Engagement Letter, we issued to designees of Wainwright unregistered Placement Agent Warrants to purchase up to an aggregate of 394,346 ADSs, on the same terms as the New Warrants issued to the Holders, except that the Placement Agent Warrants have an exercise price of $0.45 per ADS and expire on July 2, 2029.

The resale of the ADSs issuable upon exercise of the Placement Agent Warrants and the Ordinary Shares represented by the ADSs is being registered in this registration statement.

Relationships with the Selling Shareholders

Except for the investment by Armistice Capital Master Fund Ltd. (“Armistice Capital”) in our registered direct offering and concurrent private placement of warrants consummated in October 2023, for ownership of the New Warrants, and as described in this prospectus and the documents incorporated by reference into this prospectus, Armistice Capital has not had any material relationship with us within the past three years. Except for ownership of the New Warrants and as described in this prospectus and the documents incorporated by reference into this prospectus, Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”) has not had any material relationship with us within the past three years.

Wainwright and its respective affiliates have engaged in investment banking, advisory and other commercial dealings in the ordinary course of business with us or our affiliates for which it has received customary fees and commissions. Wainwright acted as the placement agent in connection with our registered direct offering and concurrent private placement of warrants consummated in October 2023, and it received compensation for such offering. Except for such offering, Wainwright has not had any material relationship with us within the past three years.

Information About Selling Shareholders Offering

The Ordinary Shares represented by the Offered ADSs being offered by the selling shareholders are those issued or issuable upon exercise of the Warrants described above. We are registering the Offered ADSs in order to permit the selling shareholders to offer the Offered ADSs for resale from time to time.

Throughout this prospectus, when we refer to the Offered ADSs being registered on behalf of the selling shareholders, we are referring to the Offered ADSs issued or issuable upon cash exercise of the Warrants, and when we refer to the selling shareholders in this prospectus we are referring to each selling shareholder identified below, and, as applicable, permitted transferees or other successors-in-interest of the selling shareholders that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

The table below provides information regarding the beneficial ownership of the Ordinary Shares represented by the Offered ADSs by each of the selling shareholders. The second column lists the number of Ordinary Shares represented by ADSs beneficially owned by each of the selling shareholders, based on their beneficial ownership of Ordinary Shares, as of July 22, 2024, assuming the exercise of warrants held by each selling shareholder on that date, without regard to any limitations on the exercise of such warrants. The fourth column lists the maximum number of Ordinary Shares represented by the Offered ADSs being offered in this prospectus by each selling shareholder, issuable upon exercise of the Warrants, respectively, without regard to any limitations on the exercise of the Warrants. The fifth and sixth columns list the number of Ordinary Shares represented by ADSs beneficially owned after the offering and the percentage of outstanding Ordinary Shares, assuming in both cases the exercise of warrants held by that selling shareholder, without regard to any limitations on the exercise of such warrants, and assuming the sale of all of the Ordinary Shares represented by the Offered ADSs offered by that selling shareholder pursuant to this prospectus.

The selling shareholders may sell some, all or none of their Offered ADSs. We do not know when or whether the selling shareholders will exercise their Warrants nor do we know how long the selling shareholders will hold their Offered ADSs before selling them, and we currently have no agreements, arrangements or understandings with the selling shareholders regarding the exercise of any Warrants, or the sale or other disposition of any of the Offered ADSs. The Offered ADSs covered hereby may be offered from time to time by the selling shareholders.

Unless otherwise indicated, all information contained in the table below and the footnotes thereto is based upon information provided to us by the selling shareholders. The percentage of shares owned prior to and after the offering is based on 313,218,444 of our Ordinary Shares outstanding as of July 22, 2024. Unless otherwise indicated in the footnotes to this table, we believe that each selling shareholder has sole voting and investment power with respect to the Ordinary Shares indicated as beneficially owned. Except as otherwise indicated below, based on the information provided to us by the selling shareholders, and to the best of our knowledge, no selling shareholder is a broker-dealer or an affiliate of a broker-dealer.

	Ordinary Shares Beneficially Owned Before Offering				Maximum Number of Ordinary Shares		Ordinary Shares Beneficially Owned After Offering
Selling Shareholders	Number(1)		Percentage		Offered(1)		Number		Percentage
Armistice Capital, LLC(2)	159,947,660	(3)	34.6	%**	99,587,660	(4)	60,360,000	(5)	16.6	%**
Sabby Volatility Warrant Master Fund, Ltd.(6)	13,082,520	(7)	4.0	%**	13,082,520	(8)	-		-
Michael Vasinkevich(9)	6,624,990	(10)	2.1%		2,528,740	(11)	4,096,250	(12)	*
Noam Rubinstein(9)	4,246,640	(13)	1.3%		1,242,190	(14)	3,004,450	(15)	*
Craig Schwabe(9)	348,690	(16)	*		133,100	(17)	215,590	(18)	*
Charles Worthman(9)	120,800	(19)	*		39,430	(20)	81,370	(21)	*

*	Less than 1%.

**	The New Warrants held by the Holder are subject to a 4.99% blocker according to which the Holder of the New Warrants may not exercise any portion of the New Warrants to the extent that the Holder (together with its affiliates) would own more than 4.99% (or, at the Holder’s option upon initial issuance, 9.99%) of our outstanding Ordinary Shares immediately after the exercise. However, upon at least 61 days’ prior notice from the Holder to us, a Holder with a 4.99% ownership blocker may increase the amount of ownership of outstanding Ordinary Shares after exercising the New Warrants up to 9.99% of the number of our Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the New Warrants (the “Blocker”). With respect to Armistice Capital, LLC, assumes that the 33,293,830 Ordinary Shares, represented by 3,329,383 ADSs, held in abeyance pursuant to the exercise of the Existing Warrants in the July 2024 Transaction have been issued for the purposes of calculating beneficial ownership percentages.

(1)	Number of Ordinary Shares includes Ordinary Shares represented by ADSs. Each ADS represents ten (10) Ordinary Shares.

(2)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC, as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital, LLC. The New Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling shareholder from exercising that portion of the New Warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of Ordinary Shares in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)	Represents 159,947,660 Ordinary Shares, represented by 15,994,766 ADSs, consisting of: (i) 49,793,830 Ordinary Shares, represented by 4,979,383 ADSs, issuable upon exercise of the Series A-1 Warrants without regard to the Blocker; (ii) 49,793,830 Ordinary Shares, represented by 4,979,383 ADSs, issuable upon exercise of the Series A-2 Warrants without regard to the Blocker; (iii) 27,066,170 Ordinary Shares, represented by 2,706,617 ADSs; and (iv) 33,293,830 Ordinary Shares, represented by 3,329,383 ADSs, held in abeyance. The exercise of the foregoing warrants is subject to the Blocker. Consequently, as of the date set forth above, Armistice Capital may not necessarily be able to exercise all of these warrants due to the Blocker. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation.

(4)	Represents (i) 49,793,830 Ordinary Shares, represented by 4,979,383 ADSs, issuable upon exercise of the Series A-1 Warrants; and (ii) 49,793,830 Ordinary Shares, represented by 4,979,383 ADSs, issuable upon exercise of the Series A-2 Warrants, in each case without regard to the Blocker. The exercise of the foregoing warrants is subject to the Blocker.

(5)	Represents 60,360,000 Ordinary Shares, represented by 6,036,000 ADSs, consisting of: (i) 27,066,170 Ordinary Shares, represented by 2,706,617 ADSs; and (ii) 33,293,830 Ordinary Shares, represented by 3,329,383 ADSs, held in abeyance.

(6)	The securities are directly held by Sabby. Sabby Management, LLC, the investment manager of Sabby, has discretionary authority to vote and dispose of the shares held by Sabby and may be deemed to be the beneficial owner of these shares. Hal Mintz, in his capacity as manager of Sabby Management, LLC, may also be deemed to have investment discretion and voting power over the shares held by Sabby. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The New Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling shareholder from exercising that portion of the New Warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of Ordinary Shares in excess of the beneficial ownership limitation. The address of the principal business office of Sabby is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

(7)	Represents 13,082,520 Ordinary Shares, represented by 1,308,252 ADSs, issuable upon exercise of the Series A-2 Warrants, without regard to the Blocker. The exercise of the foregoing warrants is subject to the Blocker. Consequently, as of the date set forth above, Sabby may not necessarily be able to exercise all of these warrants due to the Blocker. The number of Ordinary Shares set forth in the above table does not reflect the application of this limitation.

(8)	Represents 13,082,520 Ordinary Shares, represented by 1,308,252 ADSs, issuable upon exercise of the Series A-2 Warrants, without regard to the Blocker. The exercise of the foregoing warrants is subject to the Blocker.

(9)	The referenced selling shareholders were issued compensation warrants as a designee of Wainwright in connection with certain of our offerings, including the Placement Agent Warrants in connection with the July 2024 Transaction. Each selling shareholder is affiliated with Wainwright, a registered broker dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, New York 10022, and has sole voting and dispositive power over the securities held. Each selling shareholder may not exercise the Placement Agent Warrants to the extent such exercise would cause each selling shareholder, together with his affiliates and attribution parties, to beneficially own a number of Ordinary Shares which would exceed 4.99% of our then outstanding Ordinary Shares following such exercise, or, upon notice to us, 9.99% of our then outstanding Ordinary Shares following such exercise, excluding for purposes of such determination Ordinary Shares issuable upon exercise of such securities which have not been so exercised. The selling shareholder acquired the warrants in the ordinary course of business and, at the time the warrants were acquired, the selling shareholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(10)	Represents 6,624,990 Ordinary Shares, represented by 662,499 ADSs, consisting of: (i) 897,750 Ordinary Shares, represented by 89,775 ADSs, issuable upon exercise of the March 2020 PA Warrants, (ii) 1,246,870 Ordinary Shares, represented by 124,687 ADSs, issuable upon exercise of the June 2020 PA Warrants; (iii) 1,951,630 Ordinary Shares, represented by 195,163 ADSs, issuable upon exercise of the October 2023 PA Warrants; and (iv) 2,528,740 Ordinary Shares, represented by 252,874 ADSs, issuable upon exercise of the Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(11)	Represents 2,528,740 Ordinary Shares, represented by 252,874 ADSs, issuable upon exercise of the Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(12)	Represents 4,096,250 Ordinary Shares, represented by 40,9625 ADSs, consisting of: (i) 897,750 Ordinary Shares, represented by 89,775 ADSs, issuable upon exercise of the March 2020 PA Warrants, (ii) 1,246,870 Ordinary Shares, represented by 124,687 ADSs, issuable upon exercise of the June 2020 PA Warrants; and (iii) 1,951,630 Ordinary Shares, represented by 195,163 ADSs, issuable upon exercise of the October 2023 PA Warrants, without regard to any limitations on the exercise of such warrants.

(13)	Represents 4,246,640 Ordinary Shares, represented by 424,664 ADSs, consisting of: (i) 441,000 Ordinary Shares, represented by 44,100 ADSs, issuable upon exercise of the March 2020 PA Warrants, (ii) 441,000 Ordinary Shares, represented by 44,100 ADSs, issuable upon exercise of the April 2020 PA Warrants, (iii) 551,250 Ordinary Shares, represented by 55,125 ADSs, issuable upon exercise of the May 2020 PA Warrants; (iv) 612,500 Ordinary Shares, represented by 61,250 ADSs, issuable upon exercise of the June 2020 PA Warrants; (v) 958,700 Ordinary Shares, represented by 95,870 ADSs, issuable upon exercise of the October 2023 PA Warrants; and (vi) 1,242,190 Ordinary Shares, represented by 124,219 ADSs, issuable upon exercise of the Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(14)	Represents 1,242,190 Ordinary Shares, represented by 124,219 ADSs, issuable upon exercise of the Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(15)	Represents 3,004,450 Ordinary Shares, represented by 300,445 ADSs, consisting of: (i) 441,000 Ordinary Shares, represented by 44,100 ADSs, issuable upon exercise of the March 2020 PA Warrants, (ii) 441,000 Ordinary Shares, represented by 44,100 ADSs, issuable upon exercise of the April 2020 PA Warrants, (iii) 551,250 Ordinary Shares, represented by 55,125 ADSs, issuable upon exercise of the May 2020 PA Warrants; (iv) 612,500 Ordinary Shares, represented by 61,250 ADSs, issuable upon exercise of the June 2020 PA Warrants; and (v) 958,700 Ordinary Shares, represented by 95,870 ADSs, issuable upon exercise of the October 2023 PA Warrants, without regard to any limitations on the exercise of such warrants.

(16)	Represents 348,690 Ordinary Shares, represented by 34,869 ADSs, consisting of: (i) 47,250 Ordinary Shares, represented by 4,725 ADSs, issuable upon exercise of the March 2020 PA Warrants, (ii) 65,620 Ordinary Shares, represented by 6,562 ADSs, issuable upon exercise of the June 2020 PA Warrants; (iii) 102,720 Ordinary Shares, represented by 10,272 ADSs, issuable upon exercise of the October 2023 PA Warrants; and (iv) 133,100 Ordinary Shares, represented by 13,310 ADSs, issuable upon exercise of the Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(17)	Represents 133,100 Ordinary Shares, represented by 13,310 ADSs, issuable upon exercise of the Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(18)	Represents 215,590 Ordinary Shares, represented by 21,559 ADSs, consisting of: (i) 47,250 Ordinary Shares, represented by 4,725 ADSs, issuable upon exercise of the March 2020 PA Warrants, (ii) 65,620 Ordinary Shares, represented by 6,562 ADSs, issuable upon exercise of the June 2020 PA Warrants; and (iii) 102,720 Ordinary Shares, represented by 10,272 ADSs, issuable upon exercise of the October 2023 PA Warrants, without regard to any limitations on the exercise of such warrants.

(19)	Represents 120,800 Ordinary Shares, represented by 12,080 ADSs, consisting of: (i) 14,000 Ordinary Shares, represented by 1,400 ADSs, issuable upon exercise of the March 2020 PA Warrants, (ii) 17,500 Ordinary Shares, represented by 1,750 ADSs, issuable upon exercise of the May 2020 PA Warrants; (iii) 19,440 Ordinary Shares, represented by 1,944 ADSs, issuable upon exercise of the June 2020 PA Warrants; (iv) 30,430 Ordinary Shares, represented by 3,043 ADSs, issuable upon exercise of the October 2023 PA Warrants; and (v) 39,430 Ordinary Shares, represented by 3,943 ADSs, issuable upon exercise of the Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(20)	Represents 39,430 Ordinary Shares, represented by 3,943 ADSs, issuable upon exercise of the Placement Agent Warrants, without regard to any limitations on the exercise of such warrants.

(21)	Represents 81,370 Ordinary Shares, represented by 8,137 ADSs, consisting of: (i) 14,000 Ordinary Shares, represented by 1,400 ADSs, issuable upon exercise of the March 2020 PA Warrants, (ii) 17,500 Ordinary Shares, represented by 1,750 ADSs, issuable upon exercise of the May 2020 PA Warrants; (iii) 19,440 Ordinary Shares, represented by 1,944 ADSs, issuable upon exercise of the June 2020 PA Warrants; and (iv) 30,430 Ordinary Shares, represented by 3,043 ADSs, issuable upon exercise of the October 2023 PA Warrants, without regard to any limitations on the exercise of such warrants.

PLAN OF DISTRIBUTION

The selling shareholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as an agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales made after the effective date of the registration statement;

●	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121, and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may, in turn, engage in short sales of the securities in the course of hedging the positions it assumes. The selling shareholders may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed the Company that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities.

We agreed to keep this prospectus effective until the Holders do not own any New Warrants or do not own any Ordinary Shares represented by the Offered ADSs issuable upon exercise of the New Warrants. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale securities may not simultaneously engage in market-making activities with respect to the Offered ADSs for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Offered ADSs by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPENSES

The following table sets forth the estimated costs and expenses payable by the registrant expected to be incurred in connection with the registration of the Offered ADSs being registered hereby. All of such expenses are estimates.

SEC registration fee	$661
Legal fees and expenses	26,500
Accountants’ fees and expenses	5,000
Miscellaneous	2,839
Total	$35,000

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law will be passed upon for us by FISCHER (FBC & Co.). Certain legal matters with respect to U.S. federal securities law and New York law will be passed upon for us by Haynes and Boone, LLP.

EXPERTS

The consolidated financial statements of Purple Biotech Ltd. and its subsidiaries as of December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023, have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file annual and special reports with, and furnish other information to, the SEC. The SEC maintains a website that contains reports, information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov. These SEC filings are also generally available to the public on (i) the Israel Securities Authority’s Magna website at www.magna.isa.gov.il, (ii) the Tel Aviv Stock Exchange website at http://www.maya.tase.co.il, and (iii) from commercial document retrieval services.

We make available free of charge on or through our website at www.purple-biotech.com, our Annual Reports on Form 20-F, Reports on Form 6-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC.

As a foreign private issuer, we are exempt from the rules under the Exchange Act relating to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC, within 120 days after the end of each fiscal year ending December 31, an annual report on Form 20-F containing financial statements which are examined and reported on, with an opinion expressed, by an independent registered public accounting firm. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders. In addition, in accordance with the Nasdaq Listing Rules, as a foreign private issuer we are required to submit on Form 6-K an interim balance sheet and income statement as of the end of the second quarter of each fiscal year. We have also agreed contractually under the Open Market Sale AgreementSM we entered into with Jefferies LLC to provide on Form 6-K an interim balance sheet and income statement as of the end of the first and third quarters of each fiscal year.

We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Documents by Reference” are also available on our website, www.purple-biotech.com. We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Purple Biotech Ltd., 4 Oppenheimer Street, Science Park, Rehovot 7670104, Israel, Attn: Lior Fhima, telephone number + 972-3-933-3121.

Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be posted on such website under applicable corporate or securities laws and regulations, including posting any notices of general meetings of our shareholders.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. We specifically are incorporating by reference the following documents filed with the SEC:

●	The description of our Ordinary Shares, no par value per share, and the American Depositary Shares representing the Ordinary Shares, contained in Exhibit 2.1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with the SEC on March 9, 2022, including any amendments or reports filed for the purpose of updating the description;

●	our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on March 5, 2024; and

●	our Reports on Form 6-K furnished to the SEC on January 26, 2024, February 1, 2024, February 13, 2024, February 27, 2024, March 5, 2024, March 6, 2024, March 14, 2024, March 28, 2024, April 25, 2024, May 2, 2024, May 21, 2024, June 3, 2024, June 4, 2024, June 20, 2024, June 26, 2024, June 27, 2024, July 1, 2024, July 2, 2024, July 2, 2024, July 19, 2024 and July 25, 2024.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus. As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Purple Biotech Ltd., 4 Oppenheimer Street, Science Park, Rehovot 7670104, Israel, Attn: Lior Fhima, telephone number + 972-3-933-3121. You may also obtain information about us by visiting our website at www.purple-biotech.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

It may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations, legal procedures and exceptions, Israeli courts may enforce a U.S. judgment in a civil matter which (subject to limited exceptions) is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render such judgement according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was rendered in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

We have irrevocably appointed Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, DE 19715 Tel: +1 (302) 738-6680 as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

11,661,364 American Depositary Shares representing 116,613,640 Ordinary Shares

Purple Biotech Ltd.

PROSPECTUS

July 30, 2024